Exhibit 10.3

NEOPHOTONICS CORPORATION

2007 STOCK APPRECIATION GRANTS PLAN

Adopted: October 4, 2007

Termination Date: October 4, 2014

1.      Purpose.

(a)       This 2007 Stock Appreciation Grants Plan (the “Plan”) of NeoPhotonics Corporation, a Delaware corporation (the “Company”), is intended to advance the interests of the Company and any present or future subsidiaries of the Company (collectively, “Related Corporations”) by enhancing their ability to attract and retain employees who are in a position to make contributions to the success of the Company, to reward such individuals for their contributions and to encourage such individuals to take into account the long-term interests of the Company and the Related Corporations. The Plan provides for the grant of rights (“Stock Appreciation Units”) entitling the holder upon exercise to receive cash in an amount equal to the amount by which the Company’s Common Stock, par value $0.0001 per share (the “Stock”), has appreciated in value (as determined pursuant to Section 4(e) below) since the Award Date (as defined below).

(b)       It is anticipated that the Stock Appreciation Units granted under this Plan will be primarily or exclusively granted to employees or consultants of the Related Corporations in the People’s Republic of China (the “PRC”).

2.      Administration of the Plan.

(a)       For the purposes of this Plan, the term “Administrator” shall mean the Board of Directors of the Company (the “Board”) or a Committee appointed by the Board and consisting of two or more Board members (the “Committee”) as described in greater detail in Section 2(c), or a combination thereof. The Administrator shall administer the Plan. In the event the Company registers any class of any equity security pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each member of the Committee shall be a “disinterested person” as defined in Rule 16b-3 under the Exchange Act and each shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Administrator shall have authority, not inconsistent with the express provisions of the Plan:

(i)	to grant awards of Stock Appreciation Units (“Awards”) to such Participants (as defined in Section 3 of this Plan) as the Administrator may select;

(ii)	to determine the time or times when Awards shall be granted and the number and type of Stock Appreciation Units subject to each Award;

(iii)	to determine the terms and conditions of each Award;

(iv)	to prescribe the form or forms of any instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time;

(v)	to adopt, amend and rescind rules and regulations for the administration of the Plan;

(vi)	to adjust the vesting of an Award as set forth in Section 5;

(vii)	in order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs; and

(viii)	to interpret the Plan and any Award granted hereunder and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan or any Award granted hereunder. Such determinations of the Administrator shall be conclusive and shall bind all Persons.

(b)        Subject to Section 12, the Administrator also shall have the authority, both generally and in particular instances, to waive compliance by any Participant with any obligation to be performed by such Participant under any Award, to waive any condition or provision of any Award and to amend or cancel any Award (and if any Award is canceled, to grant a new Award on such terms as the Administrator shall specify); provided, however, that except as expressly provided in the Plan or in any Award granted hereunder, the Administrator may not take any action with respect to any outstanding Award that would adversely affect the rights of the Participant under such Award without such Participant’s written consent. Nothing in the immediately preceding sentence shall be construed as limiting the power of the Administrator to make adjustments required by Section 11. The Administrator may from time to time adopt such rules and regulations for carrying out the Plan as it may deem appropriate. No member of the Board or the Committee administering the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

(c)        If a Committee (for example, the Compensation Committee) is appointed by the Board to administer or assist in administration of the Plan, the Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused or remove all members of the Committee and thereafter directly administer the Plan.

3.      Eligible Participants. Awards may be granted to any officer, employee or consultant of the Company or any Related Corporation who is in a position to make a significant contribution to the success of the Company and Related Corporations. Persons granted Awards under the Plan are referred to herein as “Participants”.

4.      Awards. Each Award shall consist of, and be denominated in, one or more Stock Appreciation Units. Such Awards shall comply with, and be subject to, the following terms and conditions:

(a)    Form of Awards. An Award shall be evidenced by a written instrument (an “Award Agreement”) in such form as the Board shall approve. The Award Agreement shall indicate the date on which the Award was granted (the “Award Date”), the Fair Market Value (as determined pursuant to Section 6 hereof) or Attributed Value (as described in Section 4(d) hereof) of the Stock on the Award Date, the number of Stock Appreciation Units granted by the Award, the Vesting Commencement Date, the Vesting Date, the vesting provisions and additional conditions, if any, applicable to the Award.

(b)    Restrictions on Exercise. Except as set forth in Section 4(b)(ii) below, an Award under the Plan shall not be exercisable by any recipient until the earliest to occur of the following: (i) the expiration of the period of time agreed to between the Company’s underwriters and certain stockholders of the Company selected by the underwriters in connection with a public offering of the Stock (the “Lock-Up Period”), such Lock-Up Period commencing upon the effective date of a registration statement filed by the Company under the Securities Act of 1933, as amended, covering the initial offer and sale of Common Stock for the account of the Company to the public on an internationally recognized stock exchange (an “IPO”), or (ii) upon the consummation of a Change of Control. A “Change of Control” shall mean a sale of all or substantially all of the company’s assets, or a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, or the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.

(i)	Prior to the earlier to occur of the effective date of an IPO or the consummation of a Change of Control, a Participant who ceases to be employed by the Company or ceases to be a consultant for reason of termination of employment or service pursuant to Section 7 or for reason of death or disability pursuant to Section 8 shall have no right (and Participant’s estate, personal representative or beneficiary shall have no right) to exercise any Award held by the Participant regardless of the amount of Stock Appreciation Units that have Vested upon that date. The Stock Appreciation Units held by the Participant shall be canceled by the Company without consideration as of the date of the termination of the Participant’s employment or service.

(ii)

After the effective date of an IPO, in the event that a Participant (A) ceases during the Lock-Up Period to be an employee or consultant of the Company for reason of termination of employment or service pursuant to Section 7 or for reason of death or disability pursuant to Section 8, and (B) exercises an Award during the Lock-Up Period, the Fair Market Value of the Vested Stock Appreciation Units shall be equal to the average closing price for the Shares on the first three business days following the expiration of the Lock-Up Period (as reported on the Nasdaq website if traded on a Nasdaq exchange, or if otherwise publicly traded, as reported in the Wall Street Journal (a United States-based financial newspaper) for the applicable date. Payment of the Total Appreciation (as defined below) owed to the Participant shall occur within sixty (60) business days following the expiration of the Lock-Up Period.

(c)    Manner of Exercise. Unless otherwise provided for in the Plan or in the Award Agreement, an Award will not be deemed to have been exercised until an officer of the Company receives a signed written notice of such exercise, in such form as the Board may approve, accompanied by a copy of the Award Agreement. The date upon which such written notice is received by the Company shall be the “Exercise Date” for the applicable Stock Appreciation Units. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that a person exercising the Award has the right to do so.

(d)    Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. Without limiting the foregoing, the Administrator may in its discretion approve Awards where the Total Appreciation (as defined below) is calculated from a price of the Stock that is higher or lower than the Fair Market Value of a share of Stock on the Award Date (in which case, such price is referred to as the “Attributed Value”).

(e)    Calculation of Total Appreciation. Except as set forth in Section 4(b)(ii), upon the exercise of an Award, each Stock Appreciation Unit shall entitle a Participant to a cash payment in the amount of:

(i)	the excess of the “Fair Market Value” (as determined pursuant to Section 6 below) of a share of Stock on the Exercise Date over

(ii)	the Fair Market Value of a share of Stock on the Award Date or (if applicable) the Attributed Value.

The total appreciation available (“Total Appreciation”) to a Participant from the exercise of an Award shall be equal to the number of Stock Appreciation Units being exercised, multiplied by the amount of appreciation per Stock Appreciation Unit determined under the preceding sentence.

(f)    Form of Payment. Awards shall be settled with cash in an amount equal to the Total Appreciation within sixty (60) business days following the applicable Exercise Date. Each Award shall set forth the terms and conditions on which payment on the Total Appreciation will be made. Unless otherwise determined by the Administrator, payment to Participants outside the United States shall be made in local currency using a standard exchange rate determined by the Administrator.

(g)    Taxes. As a condition of the grant, vesting or exercise of an Award granted under the Plan, the Participant (or in the case of the Participant’s death, the person exercising the Award) shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local, foreign or other withholding tax obligations that may arise in connection with such grant, vesting or exercise of the Award or payment of the Total Appreciation. The Company shall not be required to pay any of the Total Appreciation until such obligations are satisfied. Each Participant who is an employee shall be deemed to have directed the Company to withhold or collect from his or her compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of an exercise of an Award. In the case of a Participant other than an employee (or in the case of any employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the applicable laws, the Participant shall be deemed to have elected to have the Company withhold from the Total Appreciation to be issued upon exercise of an Award that amount equal to the amount required to be withheld. Any election or deemed election by a Participant to have Total Appreciation withheld to satisfy tax withholding obligations under the Plan shall be irrevocable and shall be subject to the consent or disapproval of the Administrator.

5.      Vesting. A Participant shall accrue the right to exercise all or a portion of an Award pursuant to a vesting schedule specified by the Administrator. An Award may become exercisable (“Vest”) at such time or times (each, a “Vesting Date”) as the Administrator may specify. Without limiting the foregoing, the Administrator may at any time accelerate the Vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless otherwise provided for in the terms of the Award, a vested Award shall be exercisable until the tenth anniversary of the Award Date, provided that under no circumstances will a Vesting Date for any Award occur more than ten (10) years after the Award is granted (the “Final Exercise Date”). The Administrator may, in its discretion, impose additional vesting conditions on the exercise of any Award, such as the satisfaction of performance conditions or other requirements, provided that such additional vesting conditions are stated in the Award Agreement. In all events, the exercisability of Vested Awards shall be subject to the restrictions set forth in Section 4(b).

6.      Fair Market Value.

(a)    The “Fair Market Value” means, as of any date, the fair market value of a share of the Stock, as determined by the Administrator in good faith on such basis as it deems appropriate and applied consistently with respect to Participants. The determination by the Administrator of the Fair Market Value shall be conclusive and binding notwithstanding the possibility that other persons might make a different, and also reasonable, determination.

(b)    If, at the time Fair Market Value is to be determined, the Company’s Stock is publicly traded, then notwithstanding subparagraph (a) above, Fair Market Value shall be based upon the closing price for the Shares as reported on The Nasdaq website if traded on a Nasdaq exchange, or if otherwise publicly traded, as reported in the Wall Street Journal for the applicable date.

7.      Termination of Employment or Consulting Relationship. Except as otherwise set forth in Section 4(b), if a Participant ceases to be employed by (or ceases to be a consultant to) the Company or any Related Corporation other than by reason of death or disability as provided in paragraph 8, no further installments of the Participant’s Award shall Vest, and the

Participant’s Award shall terminate after the passage of 90 days from the date of termination of employment or consultancy, but in no event later than on its Final Exercise Date. A leave of absence with the written approval of the Administrator shall not be considered an interruption of employment under the Plan. Employment shall also be considered as continuing uninterrupted during any other bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such Participant’s right to reemployment is guaranteed by statute. Nothing in the Plan shall be deemed to give any Participant the right to be retained in employment or other service by the Company or any Related Corporation for any period of time. Awards granted under the Plan shall not be affected by any change of employment or consulting relationship within or among the Company and Related Corporations, so long as the Participant continues to be an employee or consultant of the Company or any Related Corporation. Notwithstanding the provisions in this paragraph 7, the Administrator may, in its sole discretion, establish different terms and conditions pertaining to the effect of a Participant’s termination of employment with or other service to the Company or any Related Corporation.

8.      Death; Disability.

(a)    Except as otherwise set forth in Section 4(b), if a Participant ceases to be employed by (or ceases to be a consultant to) the Company and all Related Corporations by reason of the Participant’s death, no further Stock Appreciation Units shall Vest, and any Award of Participant may be exercised, to the extent of the number of Stock Appreciation Units with respect to which the Participant could have exercised on the date of the Participant’s death, by the Participant’s estate, personal representative or beneficiary who has acquired the Award by will or by the laws of descent and distribution, at any time prior to the earlier of the Award’s Final Exercise Date or one year from the date of the Participant’s death, unless some other date is specified in the Award Agreement.

(b)    Except as otherwise set forth in Section 4(b), if a Participant ceases to be employed by (or ceases to be a consultant to) the Company and all Related Corporations by reason of the Participant’s disability, no further Stock Appreciation Units shall Vest, and the Participant shall have the right to exercise any Award held by the Participant on the date of termination of employment or consulting relationship to the extent of the number of Stock Appreciation Units with respect to which the Participant could have exercised on that date, at any time prior to the earlier of the Award’s Final Exercise Date or one year from the date of the termination of the Participant’s employment or consulting relationship, unless some other date is specified in the Award Agreement. For the purposes of the Plan, the term “disability” shall have the meaning assigned to it in Section 22(e)(3) of the Code or any successor statute.

9.      Assignability. No Award shall be assignable or transferable by the Participant except by will or by the laws of descent and distribution, and during the lifetime of the Participant each Award shall be exercisable only by the Participant.

10.    Terms and Conditions of Awards. Awards shall be evidenced by instruments (which need not be identical) in such forms as the Administrator may from time to time approve. Such instruments shall conform to the terms and conditions set forth in Section 4(b) and Sections

7 through 9 hereof and may contain such other provisions as the Administrator deems advisable that are not inconsistent with the Plan. The Administrator may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

11.    Adjustments. Upon the happening of any of the following described events, a Participant’s rights with respect to Awards granted to him or her hereunder shall be adjusted as hereinafter provided:

(a)    In the event of a Change of Control which occurs while unexercised Awards remain outstanding under the Plan:

(i)	the Administrator may waive any limitations imposed with respect to the exercise of the Award so that all Awards from and after a date prior to the effective date of such Change of Control, specified by the Administrator, shall be exercisable in full; or

(ii)	all outstanding Awards may be cancelled by the Administrator as of the effective date of any Change of Control, provided that advanced written notice of such cancellation shall be given to each holder of an Award, and each such holder thereof shall have the right to exercise such Award in full (without regard to any discretionary limitations imposed with respect to the Award) during a 10-day period after delivery of such notice of cancellation.

(b)    Stock Dividends, Stock Splits, etc. In the event of a stock dividend, stock split, combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall proportionately adjust the number of Stock Appreciation Units subject to each then outstanding Award and any other provisions of the Awards affected by the adjustment. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive.

(c)    Dividends and Other Distributions. Except for stock dividends as provided above, a Participant shall not be entitled to receive any dividends or other distributions with respect to the Stock notionally subject to an outstanding unexercised Award.

12.      Nature of Awards. No Award shall be construed as consisting of, or as giving any Participant or beneficiary any interest whatsoever in, any property, Stock or other securities of the Company, except as expressly set forth herein. The obligations of the Company under the Plan are unfunded and unsecured contractual obligations only, and nothing herein shall be construed as requiring the Company to invest in Stock or other property, to establish a trust or otherwise to set aside any funds in advance to meet such obligations.

13.      No Obligation to Exercise Awards. The granting of Awards shall impose no obligation upon the Participant to exercise such Awards.

14.      Term and Amendment of Plan. This Plan was adopted by the Board on October 4, 2007. The Plan shall expire at the close of business on October 4, 2017 (except as to Awards outstanding on that date). The Administrator may terminate or amend the Plan in any respect at any time, and may further amend the Plan to (a) increase or decrease the total number of Stock Appreciation Units that may be issued under the Plan; (b) change the class of persons eligible to participate in the Plan, or (c) materially increase the benefits to Participants under the Plan. Termination or any modification or amendment of the Plan shall not, without consent of a Participant, affect such Participant’s rights under any Award previously granted to the Participant.

15.      Governmental Regulation. The Company’s obligation to issue cash under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such payment.

16.      Withholding Taxes; Delivery of Cash. The Company’s obligation to deliver cash upon exercise of an Award, in whole or in part, shall be subject to the Participant’s satisfaction of all applicable PRC and United States federal, state and local income and employment tax withholding obligations, and the Company is expressly authorized to deduct such withholding obligations from the cash amount issued to the Participant upon exercise of the Award.

17.      Rights as Stock Appreciation Unit Holder. A Participant who receives an Award of Stock Appreciation Units shall have none of the rights or privileges of a stockholder of the Company, whether they be voting rights or any other rights associated with the underlying stock of the Company.

18.      Governing Laws; Construction. The validity and construction of the Plan and the instruments evidencing Awards shall be governed by the laws of the State of Delaware, U.S.A. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

NEOPHOTONICS CORPORATION

2007 STOCK APPRECIATION GRANTS PLAN

STOCK APPRECIATION GRANT AGREEMENT

«Recipient»

1.      Grant of Award of Stock Appreciation Units: You have been granted an Award of Stock Appreciation Units (the “SAU Award”) by NeoPhotonics Corporation, a company incorporated in the state of Delaware in the United States of America (the “Company”) as follows:

Board Approval Date:		«BoardApprovalDate»

Award Date	(Later of Board
Approval Date or Commencement of Employment/Consulting):		«GrantDate»

Base Value per Unit:		$«ExercisePrice»

Total Number of Stock Appreciation Units Granted:		«NoofShares»

Total Base Value:		U.S. $«TotalBase»

Term/Expiration Date:		«ExpirDate»

Vesting Commencement Date:		«VestingCommencementDate»

Vesting Schedule:		This SAU Award shall vest in accordance with this vesting schedule and in accordance with the Plan and this Agreement. So long as you continue to be an employee or consultant (a “Service Provider”) with the Company or one of its subsidiaries (and further subject to the provisions of the Plan (as defined below) and this Award Agreement, the SAU Award shall vest in accordance with the following schedule: [Twenty-five percent (25%) of the Stock Appreciation Units subject to the Award shall vest on the first annual anniversary of the Vesting Commencement Date, and an additional 1/48th of the number of Stock Appreciation Units shall vest on the first date of each month thereafter.]

Transferability:	This SAU Award may not be transferred.

2.      Terms of the Plan and Award. By your signature and the signature of the Company’s representative below, you and the Company agree that this SAU Award is granted under and governed by the terms and conditions of this Stock Appreciation Grant Award Agreement (the “Award Agreement”) and the NeoPhotonics Corporation 2007 Stock Appreciation Grants Plan (the “Plan”), which is attached and made a part of this document. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Award Agreement.

3.      Exercise of Award.

(a)    Exercise: Each election to exercise an SAU Award that has vested in whole or in part shall be in the form set forth in Exhibit A attached hereto, completed and signed by you and received by the Company’s Human Resources or Stock Administration Departments at the Company’s principal office located in San Jose, California or at its NeoPhotonics (China) Co., Ltd. office located in Shenzhen, China. The election to exercise shall be accompanied by this Award Agreement and shall state the election to exercise the vested Stock Appreciation Units in whole or in part. Subject to Sections 4(b), 5, 7 and 8 of the Plan and Sections 1, 3(b) and 3(c) of this Award Agreement, this SAU Award shall be deemed to be exercised upon receipt by the Company of such fully executed notice. Notwithstanding the foregoing, the Company may in its sole discretion establish alternative means for you to exercise the vested Stock Appreciation Units of your SAU Award.

(b)    Restrictions on Exercise: Notwithstanding Section 3(a), and except as set forth in Section 3(c) below, exercise of your fully or partially vested SAU Award will not be allowed until the earliest to occur of the following:

(i)    the expiration of the Lock-Up Period commencing upon the effective date of a registration statement filed by the Company under the Securities Act of 1933, as amended, covering the initial offer and sale of Common Stock for the account of the Company to the public on an internationally recognized stock exchange (an “IPO”), or

(ii)    upon the consummation of a Change of Control.

(c)      Departure of Service Provider: If you cease to be a Service Provider for the Company prior to the earlier to occur of the effective date of an IPO or the consummation of a Change of Control described above, you shall have no right to exercise any Award regardless of the amount of Stock Appreciation Units that have vested upon that date. The Stock Appreciation Units (vested and unvested) will be cancelled by the Company as of your termination date without payment of consideration. In the event that after the effective date of an IPO: (i) you cease during the Lock-Up Period to be an employee or consultant of the Company for reason of termination of your employment or service or for reason of your death or disability pursuant to Section 7, and (ii) you exercise your Award during the Lock-Up Period, the Fair Market Value of your Vested Stock Appreciation Units shall be equal to the average closing price for the Shares on the first three business days following the expiration of the Lock-Up Period (as reported on the Nasdaq website if traded on a Nasdaq exchange, or if otherwise publicly traded, as reported in the Wall Street Journal (a United States-based financial newspaper) for the applicable date). Payment of the Total Appreciation (as defined below) owed to you shall occur within sixty (60) business days following the expiration of the Lock-Up Period.

4.      Calculation and Payment of Appreciation.

(a)    Except as set forth in Section 3(c) hereof and Section 4(b)(ii) of the Plan, upon the exercise of an SAU Award, you shall be entitled to receive within sixty (60) business days following your Exercise Date (as defined in Section 4(c) of the Plan) a cash payment for each Stock Appreciation Unit exercised in the amount of (i) the Fair Market Value (as defined below in Section 5) of a share of Stock of the Company as of the Exercise Date less (ii) the Base Value of a share of Stock of the Company on the Award Date as determined by the Administrator (and as indicated in Section 1 above). The Total Appreciation available to you from the exercise of an Award equals the number of vested Stock Appreciation Units being exercised, multiplied by the amount of appreciation per vested Stock Appreciation Unit as determined in the preceding sentence.

(b)    Unless otherwise determined by the Administrator, payments of cash to Participants outside the United States shall be made in local currency using a standard exchange rate determined by the Administrator.

5.      Fair Market Value. The Fair Market Value of a share of the Stock of the Company is determined by the Administrator in good faith on such basis as it deems appropriate and applied consistently with respect to Participants.

(a)    The determination of the Fair Market Value by the Administrator is conclusive and binding.

(b)    If, at the time Fair Market Value is to be determined, the Company’s Stock is publicly traded, then the Fair Market Value shall be based upon the closing price for the Shares as reported on The Nasdaq website if traded on a Nasdaq exchange, or if otherwise publicly traded, as reported in the Wall Street Journal for the applicable date.

6.      Withholding Taxes. The Company’s obligation arising upon the exercise of this SAU Award shall be paid in cash. Further, the Company’s obligation to deliver cash upon exercise of an Award, in whole or in part, shall be subject to your satisfaction of all applicable People’s Republic of China (the “PRC”) and United States federal, state and local income and employment tax withholding obligations, and the Company is expressly authorized to deduct such withholding obligations from the cash amount issued to you upon exercise of the Award.

7.      Cessation as Service Provider.

(a)    Termination of Service Provider: Except as otherwise set forth in Section 4(b) of the Plan and Section 3 of this Award Agreement, if you cease to be employed by or a consultant to the Company or any Related Corporation, no further installments of the SAU

Award shall vest, and the SAU Award shall terminate after the passage of 90 days from the date of termination of employment or consulting, but in no event later than on its Final Exercise Date.

(i)    Leave of Absence: A leave of absence with the written approval of the Administrator shall not be considered an interruption of employment under the Plan. Employment shall also be considered as continuing uninterrupted during any other bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such Service Provider’s right to reemployment is guaranteed by statute.

(ii)    Employment or Consulting Relationship with Related Corporation: Awards granted under the Plan shall not be affected by any change of employment or consulting relationship within or among the Company and Related Corporations, so long as the Service Provider continues to be an employee or consultant of the Company or any Related Corporation.

(b)    Death: Except as otherwise set forth in Section 4(b) of the Plan and Section 3 of this Award Agreement, if you cease to be employed by (or cease to be a consultant to) the Company and all Related Corporations by reason of your death, no further Stock Appreciation Units shall vest, and any Award of the deceased Service Provider may be exercised, to the extent of the number of Stock Appreciation Units with respect to which it could have been exercised on the date of the your death, by your estate, personal representative or beneficiary who has acquired the Award by will or by the laws of descent and distribution, at any time prior to the earlier of the Award’s Final Exercise Date or one year from the date of the your death.

(c)    Disability: Except as otherwise set forth in Section 4(b) of the Plan and Section 3 of this Award Agreement, if you cease to be employed by (or cease to be a consultant to) the Company and all Related Corporations by reason of your disability, no further Stock Appreciation Units shall vest, and you shall have the right to exercise any Award on the date of termination of your employment or consulting relationship to the extent of the number of Stock Appreciation Units with respect to which you could have exercised on that date, at any time prior to the earlier of the Award’s Final Exercise Date or one year from the date of the termination of your employment or consulting relationship.

8.      Non-Transferability of SAU Award: This SAU Award shall not be assignable or transferable by you except by will or by the laws of descent and distribution, and during your lifetime each Award shall be exercisable only by you.

9.      Rights as a Stockholder: An SAU Award provides you with none of the rights or privileges of a stockholder of the Company.

10.    No Effect on Employment or Service. You acknowledge and agree that the vesting of the Stock Appreciation Units pursuant to Section 1 hereof is earned only by continuing as a Service Provider of the Company (and not through the act of being hired, being granted an SAU Award or receiving cash in exchange for exercise of such SAU Award). You further acknowledge and agree that nothing in the Plan or this Award Agreement shall be deemed to give you the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

11.        Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Stock Appreciation Units have vested or may be exercised). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon you, the Company and all other interested persons. You agree that no member of the Board or its Committee administering the Plan or any officers of the Company or any Related Corporation will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

12.        Privacy. By entering into this Award Agreement you agree and acknowledge that, for purposes of (i) granting you the SAU Award and (ii) implementing, managing and administrating the Plan and this SAU Award, it is necessary for the Company to collect and process some of your personal data (electronically or other wise), such as your name, home address, telephone number, date of birth, nationality, and job title, and such personal data may be collected from you directly or from your present employer. During your participation in the Plan and the Award Agreement, the Company will collect and process such additional personal data as is necessary for the Company to continue to manage and administer the Plan and the Award Agreement. To the extent necessary for the management and administration of the Plan and the Award Agreement, you acknowledge that your personal data will be transferred to affiliated parties of the Company and/or to outside service providers such as brokers (“Data Recipients”) that are located in your country and/or abroad, including to the United States. The Company and the Data Recipients will treat your personal data as private and confidential and will not disclose your data for purposes other than the management and administration of the Plan and the Award Agreement, and the Company will take all reasonable measures to keep your personal data private, confidential and accurate. You may object to the processing of portions of your personal data; however, notwithstanding anything in the Plan or Award Agreement to the contrary, such objection may affect your participation in the Plan and the Award Agreement or may result in your exclusion from participation in the Plan and the Award Agreement and termination of this Award Agreement.

13.        Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

14.        Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Appreciation Units granted under and participation in the Plan or future Stock Appreciation Units that may be granted under the Plan by electronic means or to request that you consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.      Effect of Agreement. By signing below, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and provisions thereof (and have had an opportunity to consult counsel regarding the Award terms), and hereby accept this SAU Award and agrees to be bound by its contractual terms as set forth herein and in the Plan. You hereby agree to accept as binding, conclusive and final all decisions and interpretations of the Plan Administrator regarding any questions relating to the Award. The Award Agreement, including the Plan, constitutes the entire agreement between you and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

16.      Governing Laws; Construction. The validity and construction of the Plan and the instruments evidencing Awards, including this Award Agreement, shall be governed by the laws of the State of Delaware, U.S.A. In construing this Award Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.

[Signature Page Follows]

This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

«Recipient»	NeoPhotonics Corporation

By:
Name :
Date:	Title :

Exhibit A

NeoPhotonics Corporation

2007 Stock Appreciation Grants Plan

Stock Appreciation Units Exercise Notice

This Stock Appreciation Units Exercise Notice (the “Notice”) is made as of             , 200    , by and between NeoPhotonics Corporation, a Delaware corporation (the “Company”), and «Recipient» (“Participant”). To the extent any capitalized terms used in this Notice are not defined, they shall have the meaning ascribed to them in the NeoPhotonics Corporation 2007 Stock Appreciation Grants Plan (the “Plan”).

Subject to the terms and conditions of the Plan, Participant hereby elects to exercise              Stock Appreciation Units, all of which are vested as of the date hereof, under and pursuant to the Plan and the Stock Appreciation Grant Agreement dated             , 200    .

The parties have executed this Stock Appreciation Unit Exercise Notice as of the date first set forth above.

«Recipient»	NeoPhotonics Corporation or NeoPhotonics (China) Co., Ltd.

By:
Name:
Title: